Exhibit 3.91

Delaware
The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “DR PEPPER/SEVEN UP, INC. ”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF DECEMBER, A. D. 2006, AT 2:09 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor

2157393 8100	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 5310190

061181188	DATE: 12-27-06

State of Delaware Secretary of State Division of Corporations Delivered 02:21 PM 12/22/2006 FILED 02:09 PM 12/22/2006 SRV 061181188 – 2157393 FILE
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
DR PEPPER/SEVEN UP, INC.
          Dr Pepper/Seven Up, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the amendment set forth below to the Corporation’s Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware:
FIRST: Article IV is amended to read in its entirety as follows:
“ARTICLE IV
Capital Stock
     The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock, par value $.01 per share. Any shares of Common Stock repurchased by the Corporation shall thereupon immediately be retired and canceled, shall be prohibited from being reissued and shall be eliminated from the authorized shares of Common Stock the Corporation has authority to issue.”
          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer, on this 18 day of December, 2006.

DR PEPPER/SEVEN UP, INC.

By: Name:	/s/ James L. Baldwin James L. Baldwin
Office:	Executive Vice President & Secretary